EXHIBIT 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS SOLID THIRD QUARTER RESULTS
New York, N.Y., November 25, 2014 - Tiffany & Co. (NYSE: TIF) today reported its results for the three months (“third quarter”) ended October 31, 2014. Worldwide net sales increased 5% over the prior year (or 7% on a constant-exchange-rate basis when excluding the effect of translating foreign-currency-denominated sales into U.S. dollars (see "Non-GAAP Measures")) led by sales growth in the Americas region. Net earnings were impacted by a charge related to early repayments of debt; net earnings, excluding that charge, rose 5% (see “Non-GAAP Measures”). Management maintained its earnings guidance (excluding the charge) for the current fiscal year.

Michael J. Kowalski, chairman and chief executive officer, said, “We were pleased with overall sales performance, especially in light of economic and geopolitical challenges around the world.  We continue to pursue exciting opportunities in marketing, merchandising and store expansion to support longer-term growth, and are especially encouraged with initial results from the recent launch of our TIFFANY T jewelry collection.”

In the third quarter:

•
Worldwide net sales rose 5% to $960 million. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales rose 7% due to growth in all regions except Japan, with the largest growth in the fashion jewelry category, and comparable store sales rose 4%.

•
Net earnings declined 60% to $38 million, or $0.29 per diluted share, compared with $95 million, or $0.73 per diluted share, in last year’s third quarter. However, the Company recorded a pre-tax loss of $94 million, or $61 million and $0.47 per diluted share after-tax, on the extinguishment of debt related to prepaying $400 million of long-term debt during the third quarter. The Company funded the prepayment and related costs by issuing new long-term debt at a lower interest rate and extended maturities. Excluding that loss, net earnings rose 5% to $99 million, or $0.76 per diluted share, due to the sales growth and a higher gross margin.

In the nine months (“year-to-date”) ended October 31, 2014:

•	Worldwide net sales increased 8% to $2.96 billion. On a constant-exchange-rate basis, worldwide net sales increased 9% due to sales growth in all regions and comparable store sales increased 6%.

•
Net earnings increased 1% to $288 million, or $2.22 per diluted share, from $285 million, or $2.21 per diluted share, last year. Excluding the aforementioned pre-tax loss on extinguishment of debt recorded this year and a pre-tax expense of $9 million, or $0.05 per diluted share after-tax, that was recorded last year for staff and occupancy reductions, net earnings rose 20%.

Net sales highlights by region were as follows:

•
In the Americas, total sales increased 10% to $459 million in the third quarter and 9% to $1.38 billion in the year-to-date. On a constant-exchange-rate basis, total sales increased 11% and 10% in the third quarter and year-to-date, respectively, due to geographically-broad-based growth across the region, and comparable store sales rose 11% and 9% in the respective periods.

•	Total Asia-Pacific sales rose 2% to $243 million in the third quarter and 11% to $741 million in the year-to-date. On a constant-exchange-rate basis, total sales increased 2%

in the third quarter reflecting noteworthy sales growth in mainland China that was mostly offset by mixed performance across other markets, and rose 11% in the year-to-date due to sales growth in most markets. Comparable store sales on that constant-exchange-rate basis declined 3% in the quarter and rose 5% in the year-to-date.

•
Total sales in Japan declined 12% to $113 million in the third quarter (or a 5% decline on a constant-exchange-rate basis), and declined 1% to $406 million in the year-to-date (but rose 5% on a constant-exchange-rate basis). Management attributes the soft demand to weaker economic conditions after a surge in consumer spending before an increase in Japan’s consumption tax on April 1st. Comparable store sales on a constant-exchange-rate basis declined 6% in the quarter and rose 4% in the year-to-date.

•
In Europe, total sales rose 9% to $114 million in the third quarter and 9% to $336 million in the year-to-date. On a constant-exchange-rate basis, total sales rose 10% and 5% in the quarter and year-to-date, respectively; on that constant-exchange-rate basis, comparable store sales increased 2% in the quarter due to strength in continental Europe, and declined 3% in the year-to-date.

•
Other sales increased 28% to $30 million in the third quarter and 32% to $101 million in the year-to-date. The increases reflected comparable store sales growth of 35% and 17%, respectively, and retail sales in the first Company-operated TIFFANY & CO. store in Russia, which opened in February.

•
During the third quarter, Tiffany opened a freestanding store in Tokyo; it has opened six stores in the year-to-date. At October 31, 2014, the Company operated 294 stores (122 in the Americas, 72 in Asia-Pacific, 56 in Japan, 38 in Europe, five in the United Arab Emirates and one in Russia), versus the prior year’s 283 stores (120 in the Americas, 68 in Asia-Pacific, 54 in Japan, 36 in Europe and five in the U.A.E.).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) rose to 59.5% in the third quarter and 59.2% in the year-to-date, from 57.0% and 56.9% in the respective prior-year periods. The increases in both periods were primarily due to favorable product costs and price increases taken across all product categories and regions, as well as a marked shift in product sales mix toward the higher-margin fashion jewelry category in the third quarter.

•
SG&A (selling, general and administrative) expenses increased 10% in the third quarter primarily due to increased marketing spending, as well as labor and other store-related costs. SG&A expenses rose 8% in the year-to-date.

•
The operating margin (earnings from operations as a percentage of net sales) was 17.6% in the third quarter and 19.8% in the year-to-date, compared with 16.9% and 17.3%, respectively, in the prior-year periods.

•
The effective tax rate was 35.5% in the third quarter, versus 32.3% in the prior year which had benefited from a one-time favorable impact of tax regulations as well as differences in the geographical mix of earnings. The year-to-date effective tax rate was 35.3% versus 33.8% a year ago.

•
In the third quarter, the Company issued $550 million of long-term debt ($250 million at a 3.8% interest rate maturing in 2024 and $300 million at a 4.9% interest rate maturing in 2044). The proceeds were primarily applied toward prepayment of $400 million of existing long-term debt (with a weighted-average interest rate of 9.8% and maturities ranging from 2015-2019), and the related prepayment costs. As a result, the Company recorded a pre-tax loss on the extinguishment of such debt of $94 million, or $0.47 per diluted share after-tax, in the third quarter.

•
Cash and cash equivalents and short-term investments were $383 million at October 31, 2014, compared with $521 million a year ago. Total short-term and long-term debt, and as a percentage of stockholders’ equity, were $1.09 billion and 37%, respectively, at October 31, 2014, versus $1.01 billion and 36% a year ago.

•	Net inventories of $2.6 billion at October 31, 2014, were 6% higher than a year ago, in support of new stores and product introductions.

•	Capital expenditures were $153 million in the year-to-date, versus $149 million in 2013's year-to-date.

•
In March 2014, the Company's Board of Directors authorized a new program to repurchase up to $300 million of the Company's common stock over a three-year period which expires in March 2017. The Company repurchased approximately 63,000 shares of its common stock in the third quarter at a total cost of $5.8 million and an average cost of $92.02 per share, and it has repurchased approximately 247,000 shares in the year-to-date at a total cost of $22 million and an average cost of $89.91 per share. At October 31, 2014, $278 million remained authorized for future repurchases.

Outlook for 2014:
For the fiscal year ending January 31, 2015, management is maintaining its previous guidance that calls for net earnings in a range of $4.20-$4.30 per diluted share, excluding the debt-extinguishment charge noted above. This full year forecast is based on the following assumptions, which are approximate and may or may not prove valid:

1)	Worldwide net sales increasing by a mid-to-high-single-digit percentage (versus the previous high-single-digit forecast).

2)
Opening 10 Company-operated stores and closing two existing stores: this includes opening four in the Americas, two in Asia-Pacific, two in Japan, and one each in Europe and Russia, while closing one each in the Americas and Asia-Pacific.

3)	Operating margin increasing due to a higher gross margin.

4)	Interest and other expenses, net of $60 million.

5)	An effective income tax rate of 35%.

6)	Net inventories increasing by a high-single-digit percentage.

7)	Capital expenditures of $250 million, versus $221 million last year, largely due to incremental investments in information technology systems.

8)	Free cash flow (cash flow from operating activities less capital expenditures) of at least $400 million when excluding the after-tax debt extinguishment charge noted above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report its November-December holiday period sales results on January 12, 2015. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange

Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2014 vs. 2013			Year-to-date 2014 vs. 2013
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	5%	(2)%	7%	8%	(1)%	9%
Americas	10%	(1)%	11%	9%	(1)%	10%
Asia-Pacific	2%	—%	2%	11%	—%	11%
Japan	(12)%	(7)%	(5)%	(1)%	(6)%	5%
Europe	9%	(1)%	10%	9%	4%	5%
Other	28%	(1)%	29%	32%	—%	32%
Comparable Store Sales:
Worldwide	2%	(2)%	4%	5%	(1)%	6%
Americas	10%	(1)%	11%	8%	(1)%	9%
Asia-Pacific	(3)%	—%	(3)%	4%	(1)%	5%
Japan	(13)%	(7)%	(6)%	(2)%	(6)%	4%
Europe	—%	(2)%	2%	1%	4%	(3)%
Other	35%	—%	35%	17%	—%	17%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2014. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

	Three Months Ended October 31, 2014
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$38,268	$0.29
Debt extinguishment [a]	60,956	0.47
Net earnings, as adjusted	$99,224	$0.76

	Nine Months Ended October 31, 2014
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$287,997	$2.22
Debt extinguishment [a]	60,956	0.47
Net earnings, as adjusted	$348,953	$2.69

[a]
On a pre-tax basis, includes a charge of $93,779,000 within Loss on extinguishment of debt associated with the redemption of $400,000,000 in aggregate principal amount of long-term debt prior to their scheduled maturities which ranged from 2015 to 2019.

	Nine Months Ended October 31, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$284,968	$2.21
Cost reduction initiatives [b]	5,785	0.05
Net earnings, as adjusted	$290,753	$2.26

[b]
On a pre-tax basis, includes charges of $9,379,000 within SG&A for the year-to-date of 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Net sales	$959,589	$911,478	$2,964,651	$2,732,846

Cost of sales	388,718	391,997	1,209,091	1,178,012

Gross profit	570,871	519,481	1,755,560	1,554,834

Selling, general and administrative expenses	402,380	365,863	1,168,755	1,083,172

Earnings from operations	168,491	153,618	586,805	471,662

Interest and other expenses, net	15,375	13,922	47,802	41,328

Loss on extinguishment of debt	93,779	—	93,779	—

Earnings from operations before income taxes	59,337	139,696	445,224	430,334

Provision for income taxes	21,069	45,086	157,227	145,366

Net earnings	$38,268	$94,610	$287,997	$284,968

Net earnings per share:

Basic	$0.30	$0.74	$2.23	$2.23
Diluted	$0.29	$0.73	$2.22	$2.21

Weighted-average number of common shares:

Basic	129,352	128,004	129,179	127,716
Diluted	129,978	128,974	129,894	128,729

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31, 2014	January 31, 2014	October 31, 2013
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$383,413	$367,035	$521,321
Accounts receivable, net	177,290	188,814	165,862
Inventories, net	2,560,369	2,326,580	2,418,710
Deferred income taxes	104,708	101,012	78,020
Prepaid expenses and other current assets	284,597	244,947	178,589

Total current assets	3,510,377	3,228,388	3,362,502

Property, plant and equipment, net	888,103	855,095	836,062
Other assets, net	598,509	668,868	680,937

	$4,996,989	$4,752,351	$4,879,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$196,878	$252,365	$252,016
Accounts payable and accrued liabilities	344,292	342,090	309,798
Income taxes payable	25,657	31,976	16,190
Merchandise and other customer credits	67,709	70,309	66,110

Total current liabilities	634,536	696,740	644,114

Long-term debt	889,505	751,154	755,724
Pension/postretirement benefit obligations	284,371	268,112	348,561
Other long-term liabilities	208,547	220,512	223,684
Deferred gains on sale-leasebacks	71,340	81,865	85,464
Stockholders’ equity	2,908,690	2,733,968	2,821,954

	$4,996,989	$4,752,351	$4,879,501